Exhibit 8.1

List of subsidiaries of Mamma.com Inc.

Mamma.com Enterprises Inc.
Intasys Billing Technologies Limited
Intasys Billing Technologies (Canada) Inc.
Intasys Billing Technologies (Asia Pacific) Pty Ltd.
Intasys Online limited
Intasys Management Systems Inc.
Intasys Management Systems
Cellular Telecom & Technologies (UK) Limited
Billing Technology Limited
Billing Management Systems limited	(non-active) (non-active) (non-active) (non-active) (non-active)

Sequential Page No: 346 of 350
Exhibits: Page 123